Exhibit 10.1

JANUS CAPITAL GROUP INC.

OUTSIDE DIRECTOR COMPENSATION PROGRAM

Annual Board cash retainer	$100,000

Annual Board stock retainer grant	$100,000 immediate vesting

Annual Committee cash retainer (per Committee)	$10,000

Additional annual cash retainer for Audit Committee Chair	$25,000

Additional annual cash retainer for Compensation Committee Chair and Nominating and Corporate Governance Committee Chair	$15,000

Non-Executive Chairman: annual cash retainer (payable in equal quarterly installments)	$250,000

Non-Executive Chairman: stock retainer grant	$470,000 immediate vesting

Board: one-time restricted stock grant upon joining	$100,000 3-year vesting

Non-Executive Chairman: one-time stock option grant upon appointment	$300,000 3-year vesting

Notes:

1.                 The Director Compensation Program eliminated Board and Committee fees for participating in meetings.

2.                 In the event of extraordinary circumstances that require a material increase in the number of Committee and/or Board meetings, the Board may reinstate meeting fees or adjust the annual retainer amounts as deemed appropriate by the Board.

3.                 All compensation may be deferred at the election of a director under the Company’s Directors Deferred Fee Plan.  Equity awards are deferred in the form of restricted stock units.

4.                 All amounts are subject to proration if director joins after commencement of directors’ fiscal year (fiscal year begins on date of Annual Shareholders Meeting).

5.                 The additional $470,000 stock retainer is for fiscal year 2007-2008, and may be adjusted, reduced or eliminated based on the Compensation Committee’s and Boards’ annual evaluation.